Medical International Technology, Inc. Stock Compensation Plan 2006

This Stock Compensation Plan is adopted this 26th day of September 2006, by Medical International Technologies, Inc., a Colorado corporation with its principal place of business being located at:

2281 Guenette Ville Saint-Laurent Montreal, Quebec, Canada HR4 2E9

WITNESSETH:

WHEREAS, the Board of Directors of Medical International Technology, Inc., (the "Company") has determined that it would be to its advantage, and in its best interests, to grant certain consultants and advisors, as well as certain employees, the opportunity to purchase or receive stock in the Company as a result of compensation for their service. The Plan provides both for the direct award or sale of Shares and for the grant of Options to purchase Shares; and

WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock and/or granting stock options to such designated individuals from time to time, although these options are not to be granted pursuant to Section 422 and related sections of the Internal Revenue Code, as amended;

NOW THEREFORE, the Board adopts this as the Medical International Technology, Inc. Stock Compensation Plan 2006 ("the Plan").

1.00 EFFECTIVE DATE AND TERMINATION OF PLAN

The effective date of the Plan is September 26, 2006, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the grant of the final share or option for the last share of common stock allocated under the Plan or 5 years from the date thereof, whichever is earlier, and no shares or options will be granted thereafter pursuant to this Plan.

2.00 ADMINISTRATION OF PLAN

The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

3.00 ELIGIBILITY TO PARTICIPATE IN THE PLAN

3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/or options are to be granted hereunder and the number of shares to be optioned from time to time to any individual or entity. In determining the eligibility of an individual to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.

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Medical International Technology, Inc. Stock Compensation Plan 2006

3.02 To be eligible to be selected to receive a share or option, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary corporation of the Company. The grant of each option shall be confirmed by a Stock Option Agreement, which shall be executed by the Company and the optionee as promptly as practicable after such grant. More than one option may be granted to an individual. Shares shall be issued directly to such individuals.

3.03 An option may be granted to any individual eligible hereunder, regardless of his previous stockholdings.

3.04 The option price (determined as of the time the option is granted) of the stock for which any person may be granted options under this Plan (and all other plans of the Company) may be increased or reduced by the Board, or its designee, from time to time.

4.00 NUMBER OF SHARES SUBJECT TO THE PLAN

The Board, prior to the time shall reserve for the purposes of the Plan a total of One Million (1,000,000) of the authorized but unissued shares of common shares of the Company, provided that any shares as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in Article 3.00 hereof.

5.00 PRICE OF COMMON SHARES

The initial and standard price per share of common stock to be issued directly or by option shall be the Fair Market Value per share but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and/or the grant of the option and at such other times as the Board, or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be the Fair Market Value per share. "Fair Market Value" shall mean, if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, not less than 85% of the Closing Bid Price of the Company's stock for the trading day which is the valuation date, provided that the Board may, in its discretion provide an alternative definition for Fair Market Value in the instrument granting the right or option. Unless otherwise specified by the Board at the time of grant (or in the formula applicable to such grant), the valuation date for purposes of determining the option price shall be the date of grant. The Board may specify that, instead of the date of grant, the valuation date shall be a valuation period of up to thirty (30) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period. If there is no established market for the Company's Common Stock, or if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Board in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031 -2 or successor regulations.

6.00 SUCCESSIVE OPTIONS

Any option granted under this Plan to a person may be exercisable at such person's discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

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Medical International Technology, Inc. Stock Compensation Plan 2006

7.00 PERIOD AND EXERCISE OF OPTION

7.01. Options granted under this Plan shall expire on the first to occur of the following dates whether or not exercisable on such dates: (i) three (3) years from the date the option is initially granted; (ii) six (6) months from the date the person ceases employment due to permanent and total disability; (iii) the date of termination of employment for reasons other than retirement, permanent and total disability or death, unless the Board determines, in its sole discretion, that it would be in the best interest of the Company to extend the options for a period not to exceed three (3) years; or (iv) three (3) months from the date the employee retires with permission of the Board. 7.02. Notwithstanding Section 7.01, any portion of any option which has not become exercisable pursuant to Section 7.03 prior to the death of the employee or termination of employment shall expire on the employee's date of death or termination date, if termination is for reasons other than retirement or total and permanent disability.

7.03. Any option granted under this Plan may be immediately exercised by the holder thereof. Such an option may be exercised in whole or in part at the time it becomes exercisable or from time to time thereafter, until the expiration of the option.

8.00 PAYMENT FOR OPTIONED SHARES

When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option within one (1) month after such exercise. As soon as practicable, after the person notifies the Company of the exercise of his option and makes payment of the required option price, the Company shall issue such shares to the person.

9.00 RESTRICTIONS ON TRANSFER

9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.

9.02 If a person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options only within one year of the death of the person.

10.00 RECLASSIFICATION, CONSOLIDATION OR MERGER

If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person and the option price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance or options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

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Medical International Technology, Inc. Stock Compensation Plan 2006

11.00 DISSOLUTION OR LIQUIDATION

Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.

12.00 BINDING EFFECT

This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

13.00 ADOPTION OF PLAN

The Board of Directors of the Company has duly adopted this Plan on September 26, 2006.

14.00 NOTICES

Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

Medical International Technology, Inc.

Dated: September 26, 2006

By: \S\ Karim Menassa Karim Menassa, President

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